UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 16, 2017

LED LIGHTING COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	000-54146	46-3457679
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

2090 Novato Blvd

Novato, California 94947

(Address of principal executive offices)

(415) 819-1157

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 16, 2017, LED Lighting Company (the “Company”) entered into a share exchange agreement (the “Share Exchange Agreement”) with The Hit Channel, Inc., a California corporation (“THC”), and the shareholders of THC (the “THC Sellers”). Under the terms of the Share Exchange Agreement, the Company will acquire THC through an acquisition of its outstanding stock. In exchange, the Company will issue to the THC Sellers up to 12,000,000 shares of Company stock (the “Company Shares”). Upon the closing of the Share Exchange Agreement, the Company would own THC as a subsidiary. THC is developing a proprietary social media and ecommerce software platform for the cannabis industry.

The Company currently has 26,157,195 shares of common stock outstanding and has committed to having no more than 1,200,000 shares of common stock outstanding as of the closing. Upon completion of the Share Exchange Agreement and the transactions contemplated therein, the Company will have approximately 14,400,000 outstanding shares of common stock. The closing of the Share Exchange Agreement would result in a change of control of the Company.

The Share Exchange Agreement contains representations and warranties of the Company, THC and the THC Sellers, and closing conditions, customary for a transaction of this nature, including the completion of a financing. The parties anticipate the closing will occur on or before July 17, 2017. The Share Exchange Agreement may be terminated by mutual consent of THC and the Company; by either party if the Exchange is not consummated by July 17, 2017; or by either party for various other grounds as provided in the Share Exchange Agreement. The Company cannot provide any assurance that the Exchange or any other transactions contemplated by the Share Exchange Agreement will be consummated. The foregoing summary and description of the terms of the transaction contemplated under the Share Exchange Agreement contained herein is qualified in its entirety by reference to the complete agreement, a copy of which is filed as an exhibit to this report and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

No.	Description

10.23	Share Exchange Agreement dated as of June 16, 2017 by and among the Company, THC and the shareholders of THC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LED LIGHTING COMPANY

Dated: June 19, 2017	By:	/s/ Kevin Kearney

Kevin Kearney Chief Executive Officer